EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of January 1st, 2009, by and between YiyangXiangyun Group Co., Ltd. ("Company"), and Yueming Guo ("Executive").

RECITALS

WHEREAS, the Company would like to employ Executive as the Chief Executive Officer (CEO) of the Company;

WHEREAS, the parties desire and agree to enter into this Agreement setting forth the terms and conditions upon which Executive shall serve as CEO of the Company; and

WHEREAS, the Board has approved the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.

(a) Position. The Company hereby agrees to employ the Executive to serve in the role of CEO. The Executive accepts such employment upon the terms and conditions hereinafter set forth, and further agrees to perform to the best of his ability the duties associated with such position as determined by the Company's Board of Directors (the "Board"), in its sole discretion.

(b) Devotion to Duties. While the Executive is employed hereunder, he will use his best efforts, skills and abilities to perform faithfully all duties assigned to him pursuant to this Agreement and will devote his full business time and energies to the business and affairs of the Company. Executive's duties shall include, but not be limited to:

1) Serving as the chief executive officer of the Company, responsible for implementation of agency priorities, policies, and procedures; for operational decision-making; and for insuring the quality of programs and services on a day to day basis.
2) Serving along with the general manager as staff to the Board of Directors and insuring adequate staff support for the effective functioning of the Board and its committees.
3) Assisting and advising the Board in its policy-making functions, including identifying, in consultation with the officers of the Board, the issues that, for reasons of policy ramifications or other concerns, should be directed to the Board for consideration and action.
4) Hiring, supervision, evaluation, and firing of all staff in the programmatic, operational and administrative areas of the Company, or the appropriate delegation of these responsibilities to other management or supervisory staff.
5) Identifying public and private sector sources of grant and contract support preparation of proposals and contract negotiations.
6) With the general manager, representing the organization to the public.
7) Serving as a bridge between the Board and staff, insuring that information and input flow appropriately and effectively between the board and staff.

(c) Administrative Activities. The Executive's administrative activities will at all times be subject to the relevant provisions of the policies and the bylaws, rules and regulations of the Company. The Executive will at all times render his administrative services in a competent and professional manner, consistent with the standards of the Company and in compliance with all applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Executive.

2. Compensation.

(a) Base Salary. While Executive is employed hereunder, the Company will pay him a base salary at the annual rate of one hundred eighty thousand dollars ($180,000) (the "Base Salary"). The Base Salary will be payable in substantially equal periodic installments in accordance with the Company's payroll practices as in effect from time to time. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which the Executive participates. The Executive understands and acknowledges that the annualized amount of the Base Salary is set forth as a matter of convenience and does not constitute nor will be deemed to constitute an agreement by the Company to employ the Executive for any specific period of time.

(b) Performance Bonus. The Executive shall be eligible to receive a discretionary annual bonus (the "Performance Bonus") of up to twenty thousand dollars ($20,000) at the conclusion of each year of employment with the Company. The amount and award of the Performance Bonus shall be at the discretion of the Board (or any committee established by the Board to determine executive compensation), and shall be based in part on the attainment of individual and Company-wide performance goals established by the Board (or any applicable committee). The Performance Bonus shall be paid during the quarter immediately following the anniversary date of the Executive's commencement of employment.

(c) Options. The Company shall grant Executive an option to purchase shares of Common Stock of the Company (the "Options") pursuant to an Equity Incentive Plan to be adopted by the Company. The number of shares for purchase is subject to the resolution of the Board.

(d) Vacation. The Executive will be eligible to accrue and use up to 30 days of paid vacation in each calendar year of his employment hereunder, in accordance with the Company's policies for its senior executives as in effect from time to time. All vacation days will be taken at times mutually agreed by the Executive and the Company and will be subject to the business needs of the Company. No accrued unused vacation may be carried over from year to year.

(e) Fringe Benefits. The Executive will be entitled to participate in employee benefit plans that the Company provides or may establish for the benefit of its executives generally (for example, life and disability insurance, health, pension, retirement (401K), and accident plans) (collectively, the "Fringe Benefits"). The Executive's eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits. The Company reserves the right, in its discretion, to amend or terminate such Fringe Benefits.

(f) Reimbursement of Expenses. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company will reimburse the Executive for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by the Executive in furtherance of the Company's business in accordance with the Company's policies with respect thereto as in effect from time to time. In order to receive reimbursement, the Executive must present documentation of the expenses within a reasonable time period after incurring such expenses.

(g) Withholdings. The Company will make all applicable federal, state, local and other employment-related deductions and withholdings from any compensation described in this Agreement subject to such deductions and withholdings.

3. Termination / Termination Payments.

(a) Termination Date. This Agreement will continue in full force and effect until either the Company or the Executive terminates it in accordance with the provisions herein. Termination will be effective on the date specified in the notice of termination provided by the party terminating the employment relationship according to this Agreement (the "Termination Date").

(b) Incapacity. The Company may, upon notice to the Executive, terminate the Executive's employment in the event that the Executive becomes incapacitated during his employment through any illness, injury, accident, or condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions and services contemplated hereunder for (a) a period of ninety (90) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve (12) month period. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 3(b). Upon termination due to the Executive's incapacity as described above, the Company will pay to the Executive only: (i) that portion of the Executive's Base Salary that has accrued prior to the Termination Date and has not yet been paid; (ii) an amount equal to the value of the Executive's accrued unused vacation days; and (iii) any reimbursements for expenses properly incurred by the Executive on behalf of the Company prior to the Termination Date and properly documented in accordance with Section 2(g) above (together, the "Accrued Obligations").

(c) Termination For Cause. The Company may terminate the Executive's employment for "Cause" (as defined below) immediately upon notice to the Executive. In the event the Executive's employment hereunder is terminated for "Cause" (as defined below), the Company will pay to the Executive only the Accrued Obligations.

(d) Termination Without Cause [or For Good Reason]. In the event the Company terminates the Executive's employment hereunder without "Cause" (as defined below) [or the Executive terminates his employment hereunder for "Good Reason" (as defined below)], and provided that the Executive executes and does not revoke a full release of claims in a form and of a scope reasonably acceptable to the Company, and does not breach any provision of this Agreement, the Company shall provide the Executive with the following:

(i) continued payment of Executive's Base Salary then in effect as of the Termination Date (the "Severance") to be paid in accordance with the Company's regular payroll practices. The amount of Severance that the Executive is eligible to receive under this section shall be as follows:

(A) If the Executive's employment is terminated prior to the first anniversary following the date of execution of this Agreement, he shall be eligible to receive six (6) months Severance; or

(B) If the Executive's employment is terminated one (1) full year after the date of execution of this Agreement, he shall be eligible to receive seven (7) months Severance.

(ii) the Accrued Obligations.

(e) Termination by the Executive. The Executive may terminate this Agreement for any reason upon sixty (60) days written notice to the Company and the Company will pay the Executive only the Accrued Obligations.

(f) Definitions. For purposes of this Agreement:

(i) "Cause" will mean (A) the Executive's material breach of this Agreement or any other invention assignment or confidentiality agreement with the Company; (B) the Executive's failure, refusal or neglect to faithfully and diligently perform and discharge his duties and responsibilities of Executive's employment by the Company; (C) the Executive's failure or refusal to comply with lawful policies, standards or regulations of the Company; (D) the Executive's conviction of or entry of a plea of *nolo contrende* to any felony under the laws of the court in which final disposition of the criminal charge is entered; (E) the Executive's breach of fiduciary trust or duty to the Company, or any other conduct that is harmful to the business or affairs of the Company and that adversely affects the operations and/or reputation of the Company. Whether "Cause" exists for the Executive's termination will be determined solely within the discretion of the Board, using its reasonable judgment.

(ii) "Good Reason" will mean (A) a material and adverse change in the Executive's duties; (B) a material diminution of the Executive's Base Salary (other than on a non-discriminatory basis in connection with a general decrease in the salary of all executive officers of the Company).

4. Confidential Information.

The Executive recognizes and acknowledges that the Executive will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term of this Agreement, or at any time following termination of this Agreement, disclose or permit to be known to any other person or entity (except as required by applicable law or in connection with the performance of the Executive's duties and responsibilities hereunder), or use for the Executive's own improper benefit or gain, any Confidential Information of the Company. The term "Confidential Information" includes, without limitation, information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements, personnel policies, the substance of agreements with customers, commercial contracts, suppliers and others, marketing arrangements, and customer lists and information relating to business operations and strategic plans of third parties with which the Company has or may be assessing commercial arrangements, any of which information is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). Therefore, the Executive will not, without the prior written consent of the Company's Board of Directors, disclose such Confidential Information or use the same, provided, however, that in the course of the Executive's services to the Company, the Executive may disclose such Confidential Information as the Executive deems necessary to carry out the Executive's duties to the Company. This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company. It is further agreed and understood by and between the parties to this Agreement that all information and records relating to the Company, as hereinabove described, shall be the exclusive property of the Company and, upon termination of the Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in the Executive's possession or control shall be returned to and left with the Company.

5. Non-Disparagement.

(a) The Executive hereby agrees that during the course of the Executive's employment with the Company and at all times thereafter, the Executive will not make any statement that is professionally or personally disparaging about, or adverse to, the interests of the Company, any of its officers, directors, shareholders or employees including, but not limited to, any statement that disparages any person, product, service, finances, financial condition, capabilities or other aspect of the business of the Company or any of its officers, directors, shareholders or employees. The Executive further agrees that during the course of the Executive's employment with the Company and at all times thereafter, the Executive will not engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the Company or any of its officers, directors, shareholders or employees.

(b) The Company hereby agrees that during the course of the Executive's employment with the Company and at all times thereafter, the Company's officers and directors will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Executive including, but not limited to, any statement that disparages the Executive's personal or professional interests or reputation. The Company further agrees that during the course of the Executive's employment with the Company and at all times thereafter, the Company's officers and directors will not engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the Executive.

6. Records.

Upon termination of the Executive's employment hereunder for any reason or for no reason and at any other time requested by the Company, the Executive will deliver to the Company any property of the Company that may be in his possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

7. Representations.

The Executive hereby represents and warrants to the Company that he understands this Agreement, that he enters into this Agreement voluntarily and that his employment under this Agreement will not conflict with any legal duty owed by his to any other party, or with any agreement to which the Executive is a party or by which he is bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. The Executive will indemnify and hold harmless the Company and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

8. General.

(a) Notices. All notices, requests, consents and other communications hereunder that are required to be provided, or that the sender elects to provide, in writing, will be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder:

To Executive:

Mr. YueMing Guo
No.2 Changpo Road, Heshan District
Yiyang City, HuNan Province
China 413000

To Company:

YiyangXiangyun Group Co., Ltd.
No.823, Taohualun West Road
Yiyang City, HuNan Province
China 413000

With a copy (not constituting notice) in the case of communications to Company to:

Frascona, Joiner, Goodman & Greenstein
4750 Table Mesa Drive
Boulder, Colorado 80305
Attn: Gary S. Joiner
Facsimile No: (303) 494-6309

Notices will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement, along with any agreements referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any affiliates or successors in interest. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except for the Executive's obligations to the Company as set forth herein, and no person or entity (except for a Company affiliate or successor in interest, as set forth herein) will be regarded as a third-party beneficiary of this Agreement.

(g) Seal and Governing Law. This Agreement shall take effect as an instrument under seal, and the Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of the Peoples Republic of China.

(h) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(i) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j) Injunctive Relief. The Executive hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Section 4 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 4 of this Agreement.

(k) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(l) Tax Consequences. The Company makes no guarantee of any tax consequences.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

YiyangXiangyun Group Co., Ltd.

By: ______________________________

Yueming Guo, Chairman

EXECUTIVE

By: ______________________________

Yueming Guo